 Filed Pursuant to Rule 424(b)(5)

 Registration No. 333-279516

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated August 2, 2024

and Prospectus dated May 30, 2024)

This prospectus supplement supplements and amends certain information contained in the prospectus dated May 30, 2024 (the “Base Prospectus”), as supplemented by our prospectus supplement dated August 2, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.001 per share (the “common stock”) through H.C. Wainwright & Co., LLC and Dawson James Securities, Inc. (each, an “Agent” and together, the “Agents”), as sales agents, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At Market Issuance Sales Agreement entered into with the Agents, dated as of May 29, 2020 (the “ATM Agreement”).

Our common stock is traded on The Nasdaq Capital Market under the symbol “FBIO”. The last sale price of our common stock on September 19, 2024 was $1.84 per share on The Nasdaq Capital Market. Under the Prospectus, as supplemented, we registered the offer and sale of up to $13,000,000 of our common stock for offer and sale pursuant to the ATM Agreement.

The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the Prospectus effective September 19, 2024. We will not make any sales of our common stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.

The date of this prospectus supplement is September 19, 2024.